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                                                                    Exhibit 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Applied Innovation Inc.:


We consent to incorporation by reference in the registration statements (No. 33-62646, 33-94582 and 333-4432) on Form S-8 of Applied Innovation Inc. of our report dated February 11, 1998, relating to the consolidated balance sheets of Applied Innovation Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Applied Innovation Inc.


/s/ KPMG PEAT MARWICK LLP

Columbus, Ohio
March 23, 1998